Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2020 with respect to the audited consolidated financial statements of AudioEye, Inc. for the years ended December 31, 2019 and 2018, included in AudioEye, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
December 9, 2020